As filed with the Securities and Exchange Commission on May ____, 2000
                                                       REGISTRATION NO. 333-____
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                               ------------------
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933
                              --------------------
                             BILLING CONCEPTS CORP.
             (Exact name of registrant as specified in its charter)
              DELAWARE                             74-2781950
   (State or other jurisdiction of              (I.R.S. Employer
   incorporation or organization)              Identification No.)
                        7411 JOHN SMITH DRIVE, SUITE 200
                            SAN ANTONIO, TEXAS 78229
                                 (210) 949-7000
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                              --------------------
                               W. AUDIE LONG, ESQ.
         SENIOR VICE PRESIDENT, GENERAL COUNSEL AND CORPORATE SECRETARY
                             BILLING CONCEPTS CORP.
                        7411 JOHN SMITH DRIVE, SUITE 200
                            SAN ANTONIO, TEXAS 78229
                                 (210) 949-7000
    (Name, address, including zip code, and telephone number, including area code, of agent for service)
                              --------------------
  COPIES OF ALL COMMUNICATIONS, INCLUDING ALL COMMUNICATIONS SENT TO THE AGENT
                         FOR SERVICE, SHOULD BE SENT TO:
                             PHILLIP M. RENFRO, ESQ.
                           FULBRIGHT & JAWORSKI L.L.P.
                         300 CONVENT STREET, SUITE 2200
                            SAN ANTONIO, TEXAS 78205
                                 (210) 270-7172
 APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this Registration Statement.
                              --------------------
     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, check the following box: |_|
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other thansecurities offered only in connection with dividend or interest reinvestment plans, check the following box: |X|
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_| ________________
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_| ________________
     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: |_|

===================================================================================================================================
                                                   CALCULATION OF REGISTRATION FEE
-----------------------------------------------------------------------------------------------------------------------------------
       TITLE OF EACH CLASS OF        AMOUNT OF SHARES     PROPOSED MAXIMUM OFFERING    PROPOSED MAXIMUM AGGREGATE      AMOUNT OF
    SECURITIES TO BE REGISTERED      TO BE REGISTERED         PRICE PER SHARE(1)           OFFERING PRICE(1)       REGISTRATION FEE
-----------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK, $.01 PAR VALUE PER
SHARE...............................      769,232                  $4.84375                  $3,725,967.50              $983.66
-----------------------------------------------------------------------------------------------------------------------------------
PURCHASE RIGHTS(2)(3)...............      769,232                     -                            -                       -
-----------------------------------------------------------------------------------------------------------------------------------
TOTAL...............................      769,232                     -                      $3,725,967.50              $983.66
===================================================================================================================================

 (1) Pursuant to Rule 457(c), the proposed maximum offering price per share and proposed maximum aggregate offering price have been calculated on the basis of the average of the bid and ask prices of the Common Stock as reported on the Nasdaq National Market on May 16, 2000.
 (2)   No fee pursuant to Rule 457(g).
 (3) Purchase Rights related to the Common Stock pursuant to Rights Agreement dated as of July 10, 1996, between Registrant and U.S. Trust Company of Texas, N.A., Rights Agent.
 (4) Pursuant to Rule 416(a), this Registration Statement shall also cover any additional shares of Common Stock which become issuable by reason of any stock dividend, stock split, recapitalization or other similar transactions effected without the receipt of consideration which results in an increase in the number of the outstanding shares of Common Stock.

       The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.
===============================================================================

P R O S P E C T U S

                                 769,232 SHARES

                             BILLING CONCEPTS CORP.

                                  COMMON STOCK

                                 ---------------

     This Prospectus relates to the public offering, which is not being underwritten, of up to 769,232 shares (the "Shares") of our common stock, par value $.01 per share ("Common Stock"), which is held by certain of our current stockholders.

     The prices at which such stockholders may sell the Shares will be determined by the prevailing market price for the Shares or in negotiated transactions. We will not receive any of the proceeds from the sale of the Shares.

     Our Common Stock is traded on the National Market System of Nasdaq (the "Nasdaq National Market") under the symbol "BILL." On May 16, 2000, the last reported sale price for our Common Stock on the Nasdaq National Market was $4.84375 per share.

     The selling stockholders acquired their shares of Common Stock on April 4, 2000 in connection with our acquisition of Operator Service Company.

     This Prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                                 ---------------

   INVESTING IN THE COMMON STOCK INVOLVES RISKS. YOU SHOULD READ THE "RISK
                         FACTORS" BEGINNING ON PAGE 3.

                                 ---------------

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE
          SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE
                   SECURITIES OR PASSED UPON THE ACCURACY OR
      ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS
                               A CRIMINAL OFFENSE.

                  The date of this Prospectus is May   , 2000.

                              AVAILABLE INFORMATION

     We have filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form S-3 under the Securities Act of 1933, as amended (the "Securities Act"), related to the Shares. This Prospectus is part of that Registration Statement and does not contain all of the information set forth in the Registration Statement and its exhibits. You may obtain further information with respect to the Company and the Shares by reviewing the Registration Statement and the attached exhibits, which you may read and copy at the following locations of the Commission:

     Public Reference Room             New York Regional Office  Chicago Regional Office
     Judiciary Plaza                   Seven World Trade Center  Citicorp Center
     450 Fifth Street, N.W., Rm. 1024  13th Floor                500 West Madison Street, Suite 1400
     Washington, D.C.  20549           New York, New York 10048  Chicago, Illinois  60661-2511

     We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Accordingly, we file reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information can be inspected and copied at the locations described above. Copies of such materials can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission maintains a Web site that contains the Registration Statement, reports, proxy statements and other information regarding the Company at http://www.sec.gov.

     We furnish our stockholders with annual reports containing audited financial statements with a report thereon by our independent public accountants, Arthur Andersen LLP.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The Commission allows us to "incorporate by reference" certain information into this Prospectus. This means that we can disclose important information to you by referring you to another document we have filed separately with the Commission. The information incorporated by reference is considered to be a part of this Prospectus, except for any information that is superseded by other information that is set forth directly in this document.

     The following documents that we have previously filed with the Commission pursuant to the Exchange Act are hereby incorporated by reference into the
Prospectus:

     (1) Our Annual Report on Form 10-K for the fiscal year ended September 30, 1999;

     (2) Our Quarterly Report on Form 10-Q for the quarter ended December 31, 1999;

     (3) Our Quarterly Report on Form 10-Q for the quarter ended March 31,
2000;

     (4) Our Current Report on Form 8-K dated February 25, 2000;

     (5) Our Current Report on Form 8-K dated March 29, 2000;

     (6) Our Current Report on Form 8-K dated April 10, 2000;

     (7) Our Registration Statement on Form 10/A dated July 11, 1996 (Registration No. 0-28536); and

     (8) The description of our Common Stock and our Preferred Stock Purchase Rights, each of which is contained under the caption "Description of Capital Stock" in the Registration Statement on Form 10/A dated July 11, 1996 (Registration No. 0-28536).

     Billing Concepts also incorporates by reference additional documents that may be filed with the Commission between the date of this Prospectus and the date of completion of the offering of the shares of common stock by the selling stockholders. These include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.

     Documents incorporated by reference are available from us without charge, excluding all exhibits, except that if we have specifically incorporated by reference an exhibit in this Prospectus, the exhibit also will be available without charge. Stockholders may obtain documents incorporated by reference in this Prospectus by requesting them in writing or by telephone from Billing Concepts at the following address:

                           Billing Concepts Corp.
                           7411 John Smith Drive, Suite 200
                           San Antonio, Texas 78229

                           Attention:  Investor Relations
                           Telephone: (210) 949-7000

You should rely only on the information contained or incorporated by reference in this Prospectus. We have not authorized anyone to provide you with information that is different from what is contained in this Prospectus. This Prospectus is dated May 18, 2000. You should not assume that the information contained in this Prospectus is accurate as of any date other than that date. In this Prospectus, the "Company," "Billing Concepts," "Billing," "we," "us" and "our" refer to Billing Concepts Corp.

                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

         This Prospectus and the documents incorporated by reference contain certain forward-looking statements, including, without limitation, statements concerning our expectations of future sales, gross profits, research and development expenses, selling, general and administrative expenses, product introductions and cash requirements. Forward-looking statements often, although not always, include words or phrases such as "will likely result," "expect," "will continue," "anticipate," "estimate," "intend," "plan," "project," "outlook" or similar expressions. Actual results may vary materially from those expressed in such forward-looking statements. Factors which could cause actual results to differ from expectations include those set forth under "Risk Factors." We cannot be certain that our results of operations will not be adversely affected by one or more of these factors.

                                  RISK FACTORS

         You should carefully examine this entire Prospectus and should give particular attention to the risk factors set forth below in conjunction with the other information contained or incorporated by reference in this Prospectus in evaluating an investment in the Shares.

         LIMITED OPERATING HISTORY; LIMITED RELEVANCE OF HISTORICAL FINANCIAL INFORMATION. We were organized in 1996 for the purpose of effecting the distribution to the stockholders of U.S. Long Distance Corp. ("USLD") of all of the then outstanding shares of common stock of the Company. We have a limited operating history as an independent public company, but we operate the billing clearinghouse and information management services business previously conducted by USLD. We entered the software market in 1997 and the Internet services market in 1999, which makes an evaluation of our current business and prospects difficult.

         In addition, because of our limited operating history, we have a limited insight into trends that may emerge in our markets and affect our businesses. Our ability to succeed is subject to the risks and difficulties associated with establishing a new business in the new and rapidly evolving markets for our services. In addition, some of the financial information incorporated by reference into this Prospectus may not necessarily reflect the results of operations, financial position and cash flows of the Company in the future.

         FUNDAMENTAL CHANGES IN THE TELECOMMUNICATIONS MARKET COULD REDUCE DEMAND FOR OUR PRODUCTS AND SERVICES. Future developments in the telecommunications industry, such as continued industry consolidation, the formation of alliances among network operators and service providers and changes in the regulatory environment, could materially affect our existing or potential customers. This could reduce the demand for our products and services. As a result, we may be unable to effectively market and sell our information systems to potential customers in the telecommunications industry.

         THE MARKET FOR OUR PRODUCTS AND SERVICES IS UNPREDICTABLE, AND IF THIS MARKET HAS A DOWNTURN OR DOES NOT GROW AS WE ANTICIPATE, OUR BUSINESS WILL SUFFER. In fiscal 1999, we derived approximately 95% of our revenues from sales of products and services to customers in the telecommunications industry. The telecommunications industry has undergone a period of rapid growth and consolidation during the last decade. Our business, financial condition and results of operations will be seriously harmed if a significant slowdown in the growth of the telecommunications industry occurs. In addition, consolidations of our prospective customers may delay or cause cancellations of significant sales of our products, which could seriously harm our operating results.

         OUR QUARTERLY RESULTS MAY FLUCTUATE WIDELY. Our operating results in the past have fluctuated on a quarterly basis, and we expect fluctuations may continue to occur in the future, which may impair our stock price. Many factors contribute to these quarterly fluctuations, including:

       -      the demand for our products and services;

       -      market acceptance of our new products or those of our competitors;

       - the ability of our Internet business to generate significant revenues;

       -      specific economic conditions in our businesses; and

       -      general economic conditions.

         IF WE CANNOT COMPETE SUCCESSFULLY WITH EXISTING OR NEW COMPETITORS, OUR BUSINESS COULD BE MATERIALLY ADVERSELY AFFECTED. We may be unable to compete successfully with existing or new competitors and our failure to adapt to changing market conditions and to compete successfully with established or new competitors could have a material adverse effect on our results of operations and financial condition.

         The market for our software business is highly competitive and fragmented, and we expect this competition to increase. We compete with independent providers of information systems and services and with in-house software departments of telecommunications companies. Our competitors include firms that provide comprehensive information systems, software vendors that sell products for the billing aspects of a total information system, software vendors that specialize in billing software systems for particular telecommunications services such as Internet services, systems integrators, service bureaus and companies that offer software systems in combination with the sale of network equipment. We anticipate continued growth and competition in the telecommunications industry and, consequently, the emergence of new software providers in the industry that will compete with Billing.

         The market for Internet products and services is highly competitive and lacks significant barriers to entry. Competition in this market may intensify in the future.

         We also believe that our ability to compete depends in part on a number of competitive factors, including:

       - the development by others of products and services competitive with our products and services;

       -      the price at which others offer competitive products and services;

       -      the responsiveness of our competitors to customer needs; and

       - the ability of our competitors to hire, retain and motivate key personnel.

         Numerous well-established companies and smaller entrepreneurial companies are focusing significant resources on developing products and services that compete with ours. We compete with a number of companies that have longer operating histories, larger customer bases, substantially greater financial, technical, sales, marketing and other resources, and greater name recognition. Current and potential competitors have established, and may establish in the future, cooperative relationships among themselves or with third parties to increase their ability to address the needs of our prospective customers. Accordingly, new competitors or alliances among competitors may emerge and rapidly acquire significant market share. As a result, our competitors may be able to adapt more quickly than we to new or emerging technologies and changes in customer requirements, and may be able to devote greater resources to the promotion and sale of their products.

         TRANSACTION PROCESSING REVENUE. Since 1998, transaction processing (or LEC billing services) revenues have declined due to the impact of "slamming" and "cramming" issues that have occurred in the long distance industry. Slamming is defined as the unauthorized and illegal switching of a customer's telephone service from one carrier to another carrier, while cramming is the practice of a company billing customers for products and services that they may not have ordered, and may not have received. These "slamming and cramming" issues have caused some of the larger Local Exchange Carriers ("LECs") to affect the ability of certain of Billing's customers to market certain services. Also, as a proactive measure, Billing has taken action against certain customers that includes, but is not limited to, the cessation of billing for certain new or existing products. Management continues to take actions in order to mitigate the effects of "slamming and cramming" issues on the call record volumes of its current customer base. These actions have negatively impacted transaction processing revenues. Additionally, revenues have been adversely affected by the loss of certain customers now using direct billing methods versus LEC billing through the Company. The Company recently began offering a direct billing product in order to retain and capture market share.

         WE HAVE LIMITED SOFTWARE PRODUCT OFFERINGS AND OUR BUSINESS MAY SUFFER IF DEMAND FOR ANY OF THESE PRODUCTS DECLINES OR IF WE CANNOT DEVELOP NEW PRODUCTS TO MEET THE NEEDS OF OUR CUSTOMERS. We currently offer multiple applications within a solution set of software products. If another company were to develop competitive products with more features, better performance or wider acceptance than our products, sales of our software products could decline. Any significant decrease in the sales of our software products could seriously harm our results of operations.

         DEPENDENCE UPON CONTRACTS WITH LOCAL TELEPHONE COMPANIES. Billing's business is dependent upon its contractual relationships with over 1,300 local telephone companies pursuant to which these local telephone companies bill and collect from their customers on Billing's behalf. Most of the billing and collection agreements cover a one to five year period and provide for automatic renewals unless notice of termination is given. Certain of these local telephone companies, whose billing services provide access to a vast majority of the businesses and households in the United States, are legally required to provide billing and collection services for Billing if they provide such services for any other third party, such as Billing's competitors and their own competition. Although the Company has not experienced the termination of any contracts in the past, there can be no assurance that these contracts will continue in effect on their present terms, if at all. The termination of one or more of these contracts would severely diminish the Company's capacity to provide billing services in the geographic areas covered by the terminated contracts and could adversely affect the Company's business.

         WE MAY BE UNABLE TO PROTECT OUR PROPRIETARY TECHNOLOGY. Any misappropriation of our technology or the development of competitive technology could seriously harm our business. We regard all of our software products and systems as proprietary and rely on a combination of statutory and common law copyright, trademark and trade secret laws, customer licensing agreements, employee and third party non-disclosure agreements and other methods to protect our proprietary rights. We do not include in our software any mechanisms to prevent or inhibit unauthorized use, but we generally enter into confidentiality agreements with our employees, consultants, customers and potential customers that limit access to and distribution of proprietary information.

         The steps we have taken to protect our proprietary rights may be inadequate. If so, we may not be able to prevent others from using what we regard as our technology to compete with us. Existing trade secret, copyright and trademark laws offer only limited protection. In addition, the laws of some foreign countries do not protect our proprietary technology to the same extent as the laws of the United States. Other companies could independently develop similar or superior technology without violating our proprietary rights.

         If we have to resort to legal proceedings to enforce our intellectual property rights, the proceedings could be burdensome and expensive and could involve a high degree of risk.

         OUR LENGTHY SALES CYCLE MAKES IT DIFFICULT TO ANTICIPATE THE TIMING OF SALES. The sales cycle associated with the purchase of our software systems is lengthy, with the time between the making of an initial proposal to a prospective customer and the signing of a sales contract typically averaging between six and twelve months. Software billing systems are relatively complex and their purchase generally involves a significant commitment of capital, with attendant delays frequently associated with large capital expenditures and implementation procedures within an organization. Moreover, the purchase of such products typically requires coordination and agreement across a potential customer's entire organization. Delays associated with such timing factors may reduce our revenue in a particular period without a corresponding reduction in its costs, which could have a material adverse effect on the results of operations and financial condition of Billing.

         OUR FUTURE SUCCESS DEPENDS ON OUR ABILITY TO DEVELOP LONG-TERM RELATIONSHIPS WITH OUR CUSTOMERS AND OTHER THIRD PARTIES. We believe that our future success depends to a significant extent on our ability to develop long-term relationships with our customers and third parties. We may be unable to develop new customer relationships and our new customers may be unsuccessful in their business, thereby ending our relationship. Our Internet business is dependent upon arrangements with third parties related to generating traffic on our Internet Web sites. Our failure to maintain these customer and other third-party relationships or the failure of new customers to be successful could have a material adverse effect on our business, results of operations and financial condition.

         THE SKILLED EMPLOYEES THAT BILLING NEEDS MAY BE DIFFICULT TO HIRE AND RETAIN. Our success depends in large part on our ability to attract, train, motivate and retain highly skilled information technology professionals, software programmers and telecommunications engineers. These types of qualified personnel are in great demand and are likely to remain a limited resource for the foreseeable future. The ability of Billing to expand its business is highly dependent upon its success in recruiting such personnel and its ability to manage and coordinate its developing efforts. Billing may be unable to continue to attract and retain the skilled employees it requires, and any inability to do so could adversely impact its ability to manage and complete its existing projects and to compete for new customer contracts. In addition, the resources required to attract and retain such personnel may adversely affect Billing's operating margins. The failure to attract and retain qualified personnel may have a material adverse effect on the business, results of operations and financial condition of Billing.

         PRODUCT DEFECTS OR SOFTWARE ERRORS COULD ADVERSELY AFFECT OUR BUSINESS. Design defects or software errors may cause delays in product introductions or damage customer satisfaction and may have a material adverse effect on the business, results of operations and financial condition of Billing. Our software products are highly complex and may, from time to time, contain design defects or software errors that may be difficult to detect and correct.

         Since our products generally are used by our customers to perform mission-critical functions, design defects, software errors, misuse of our products, incorrect data from external sources or other potential problems within or outside of our control may arise from the use of our products, and may result in financial or other damages to our customers. Completion of the development and implementation phases of a project generally requires between six and twelve months of work. During this period, a customer's budgeting constraints and internal reviews, over which we have little or no control, can impact operating results. Our failure or inability to meet a customer's expectations in providing products or performing services may result in the termination of our relationship with that customer or could give rise to claims against us. Although we have license agreements with our customers that contain provisions designed to limit our exposure to potential claims and liabilities arising from customer problems, these provisions may not effectively protect us against such claims in all cases. Claims and liabilities arising from customer problems could damage our reputation, adversely affecting our business, results of operations and financial condition.

         BREACHES IN THE SECURITY OF THE DATA COLLECTED BY OUR SYSTEMS COULD ADVERSELY AFFECT OUR REPUTATION AND RESULTS OF OPERATIONS. Our customers rely on third-party security features to protect the privacy and integrity of customer data. Our products may be vulnerable to breaches in security due to defects in the security mechanisms, the operating system, the hardware platform or the networks linked to the platform. Our BC WEBTRACK product, which provides access to information using Web access, presents additional security issues for our customers. Security vulnerabilities could jeopardize the security of information stored in and transmitted through the computer systems of our customers. If the security of our products were compromised, our reputation and product acceptance would be significantly harmed, which would cause our business to suffer.

         CLAIMS BY OTHERS THAT WE INFRINGE ON THEIR PROPRIETARY TECHNOLOGY COULD HARM OUR BUSINESS. Although we have not received any formal notices from third parties alleging infringement claims, third parties could claim that our current or future products or technology infringe their proprietary rights. We expect that software developers and Internet businesses will increasingly be subject to infringement claims as the number of products and competitors providing various products and services increases and overlaps occur. Any claim of infringement by a third party could cause Billing to incur substantial costs defending against the claim, even if the claim is invalid, and could distract its management from Billing's business. Furthermore, a party making such a claim could secure a judgment that requires Billing to pay substantial damages. A judgment also could include an injunction or other court order that could prevent Billing from selling its products. Any of these events could seriously harm Billing's business.

         If anyone asserts a claim against Billing relating to proprietary technology or information, Billing might seek to license that party's intellectual property or to develop non-infringing technology. Billing might not be able to obtain a license on commercially reasonable terms or on any terms. Alternatively, Billing's efforts to develop non-infringing technology could be unsuccessful. Its failure to obtain the necessary licenses or other rights or develop non-infringing technology could prevent Billing from selling its products and could therefore seriously harm its business.

         DEPENDENCE UPON KEY PERSONNEL. Our future success depends to a significant degree upon the continued services of our Chairman of the Board and Chief Executive Officer, Parris H. Holmes, Jr., and other key senior management personnel. We have a five-year evergreen employment agreement with Mr. Holmes which contains non-compete and confidentiality provisions. Our Internet business is substantially dependent upon C. Lee Cooke, Jr. and John Hokkanen. We currently do not have a president of Aptis, Inc., the subsidiary through which we operate our software systems and services business. Billing's future success depends on its continuing ability to attract and retain highly qualified managerial personnel. Competition for such personnel is intense, and there can be no assurance that Billing will be able to retain its key managerial employees or attract, assimilate or retain other highly qualified managerial personnel in the future. Failure to do so could have a material adverse effect upon the Company's business and results of operations.

         OUR INTERNET DIVISION MAY HAVE PROBLEMS RAISING MONEY IN THE FUTURE. Our Internet division was formed in 1999 and has lost money since inception. The Company has funded these losses out of its available cash. The Company may not be able to continue funding such losses in the future, and our Internet business may need to seek additional funding from outside sources. We cannot assure you that such funding will be available, or if it is, that it will be available on terms advantageous to the Company.

         OUR INTERNET DIVISION FACES CERTAIN RISKS INHERENT TO THE INTERNET INDUSTRY. Our Internet business faces those business risks inherent to the Internet industry, including:

       - our Internet business is dependent on the increased use of the Internet by financial institutions and other businesses and individuals;

       - growing concerns about the placement of "cookies" on a user's drive may limit our ability to develop user profiles;

       -      we may be liable for information downloaded from the Internet;

       - our Internet holdings are represented by investments where we may not have control;

       - our Internet business must be able to respond to the rapid changes in technology and distribution channels related to the Internet; and

       - we must develop and maintain positive brand awareness of our Internet brand names.

         OUR INVESTMENTS IN PRINCETON ECOM CORPORATION AND COREINTELLECT, INC. ARE SUBJECT TO RISKS, AND WE COULD LOSE OUR ENTIRE INVESTMENT. We currently have a majority interest in Princeton eCom Corporation ("Princeton") and a minority interest in COREINTELLECT, Inc. Since we do not control COREINTELLECT, we do not have authority to make operational or strategic decisions for it. Our ability to achieve an acceptable rate of return on these investments is subject to a number of risk factors often beyond our control, including increased competition and lack of market share, cyclical or uneven financial results, technological obsolescence and regulatory delays. As early-stage companies, Princeton and COREINTELLECT are subject to various risks common to early-stage and start-up companies, including lack of a customer base, lack of name recognition and credibility and the need to develop and refine the plan of operation of the business. We do not know whether Princeton or COREINTELLECT will mature and generate a return or permit us to recoup invested capital. Our investments in Princeton and COREINTELLECT may not provide us with any benefit, and we may not achieve any economic return on these investments. The markets for the products of Princeton and COREINTELLECT are intensely competitive. Many of their current and potential competitors have longer operating histories and substantially greater financial, technical and marketing resources and name recognition. Current or potential competitors may develop products comparable or superior to those developed by Princeton and COREINTELLECT or adapt more quickly than them to new technologies, evolving industry standards, new product introductions or changing customer requirements. Princeton and COREINTELLECT are a privately held companies and, as such, our investments are not readily marketable. As such, we may not be able to sell our investments in Princeton and COREINTELLECT at acceptable prices or at all.

         These investments have a limited operating history and neither has achieved profitability. It is possible that we may be required to make additional capital contributions in the future and that they will never achieve profitable operations. Additionally, it is possible that Princeton and COREINTELLECT may be required to raise additional funds, thereby diluting our ownership.

         We expect our interest in Princeton to be less than a majority by September 30, 2000 and we have less than a majority representation on the Board of Princeton.

          THE MARKET PRICE OF OUR COMMON STOCK HAS AND MAY CONTINUE TO FLUCTUATE WIDELY. The market price of our Common Stock has fluctuated widely and may continue to do so. Moreover, the stock market experiences significant price and volume fluctuations. These fluctuations particularly affect the market prices of the securities of many high technology and Internet companies. These broad market fluctuations could adversely affect the market price of our Common Stock. When the market price of a stock has been volatile, holders of the stock often have instituted securities class action litigation against the company that issued the stock. If any of our stockholders brought a securities class action lawsuit against us, we could incur substantial costs defending the lawsuit. The lawsuit also could divert the time and attention of our management. Any of these events could seriously harm our business.

         DIVIDEND POLICY. The Company has never paid cash dividends. The future payment of dividends by the Company will depend on decisions that will be made by the Board of Directors of the Company based on the results of operations and financial condition of Billing and such other business considerations as the Board of Directors of Billing considers relevant. We do not expect to pay dividends in the foreseeable future. Additionally, the Company is a holding company whose only material assets are the stock of its subsidiaries. As a result, we conduct no business and will be dependent on distributions we receive from our subsidiaries to pay dividends. There can be no assurance that any such distributions will be adequate to pay any dividends. Moreover, Billing is subject to certain restrictions on the payment of dividends pursuant to its credit agreements.

         AUTHORIZATION OF PREFERRED STOCK. The Company's Certificate of Incorporation authorizes the issuance of preferred stock with designations, rights and preferences determined from time to time by its Board of Directors. Accordingly, the Board of Directors is empowered, without your approval, to issue preferred stock with dividend, liquidation, conversion, voting or other rights that could adversely affect the voting power or other rights of the holders of the Common Stock. In the event of issuance, the preferred stock could be used, under certain circumstances, as a method of discouraging, delaying or preventing a change in control of the Company. Although the Company has no present intention to issue any shares of its preferred stock, we may do so in the future.

                                   THE COMPANY

         Billing is a business services and technology company with operations in three principal segments Transaction Processing ("Transaction Processing"), Software ("Aptis") and Internet.

TRANSACTION PROCESSING

         Transaction Processing provides third-party billing clearinghouse and information management services billing. This process is known within the industry as "Local Exchange Carrier billing" or "LEC billing." Transaction Processing's customers include direct dial long distance telephone companies, operator services providers, information providers, competitive local exchange companies, Internet service providers and integrated communications services providers.

         Transaction Processing maintains contractual billing arrangements with over 1,300 local telephone companies that provide access lines to, and collect for services from, end users of telecommunication services. Transaction Processing processes telephone call records and other transactions and collects the related end-user charges from these local telephone companies on behalf of its customers.

         The direct dial long distance customers of Transaction Processing use the Company as a billing clearinghouse for processing and collecting call records generated by their end users. Although such carriers can bill end users directly, Billing provides these carriers with a cost-effective means of billing and collecting residential and small commercial accounts through the local telephone companies.

         Transaction Processing also processes telephone call records for customers providing operator services largely to the hospitality, penal and private pay telephone industries. In addition, Billing processes records for telephone calls that require operator assistance and/or alternative billing options such as collect and person-to-person calls, third-party billing and calling card billing. Since operator services providers have only the billing number and not the name or address of the billed party, they must have access to the services of the local telephone companies to collect their charges. Transaction Processing provides this access to its customers through its contractual billing arrangements with the local telephone companies that bill and collect on behalf of these operator services providers.

         This business segment acts as an aggregator of telephone call records and other transactions from various sources, and due to its large volume, it receives discounted billing costs with the local telephone companies and can pass on these discounts to its customers. Additionally, Billing can provide its services to those long distance carriers and operator services providers who would otherwise not be able to make the investments in billing and collection agreements with the local telephone companies, fees, systems, infrastructure and volume commitments required to establish and maintain the necessary relationships with the local telephone companies.

         In 1994, Transaction Processing began providing enhanced billing services for processing transactions related to providers of premium services or products that can be billed through the local telephone companies, such as charges for 900 access pay-per-call transactions, cellular long distance services, paging services, voice mail services, Internet access, Caller ID and other non-regulated telecommunications equipment charges.

         In addition to its full-service LEC billing product, Transaction Processing also offers billing management services to customers who have their own billing arrangements with the local telephone companies. These management services may include data processing, accounting, end-user customer service and telecommunication tax processing and reporting.

         In addition, Transaction Processing Services offers through its OSC operation, located in Lubbock, Texas, inbound, directory assistance and interactive voice response (IVR) and customer relationship management (CRM) services to the telecommunications (CLEC, long distance and cellular), car rental and consumer products industries.

As a provider of CRM services, OSC offers customer management, customer care, interactive voice response, telesales, operator services, directory assistance, billing inquiry and help desk. OSC offers a Web-enabled (e-care) customer call center product which utilizes technology that allows clients' customers to communicate with a customer service representative immediately in a variety of ways, including telephone, e-mail, a Website callback request, an Internet call using Voice-Over-Internet Protocol, facsimile or a chat session request. OSC is also a provider of directory assistance to the growing Competitive Local Exchange Carrier (CLEC) industry, interexchange carriers
(IXCs) and cellular companies.

SOFTWARE

         Aptis develops, markets and supports convergent billing and customer care software applications. Aptis' customers include facilities-based operators and resellers of community services based on the traditional public switched network as well as next generation networks built around IP ("Internet Protocol"). These companies include competitive local exchange companies, long distance companies, integrated communications providers ("ICP"), Internet services providers ("ISP"), applications services providers, network service providers ("NSP") and enhanced data services providers.

         Aptis has developed, and continues to enhance, sophisticated software applications in order to meet the current and evolving billing requirements of its customers. The Company's software applications support complex billing of NSP, ISP and ICP customers in a multi-service environment. Aptis' convergent billing platform has the capability to produce a single convergent bill whereby multiple services and products such as local exchange, long distance wireless and data communications can be billed directly to the end user under one, unified billing statement. The software also has the flexibility to be configured to meet a company's unique business rules and product set.

         In addition to its software products, a full range of professional services are also available through the Company. These services include consulting, development and systems operations services centered on the Internet and communications industries and their software products. Aptis also provides ongoing support, maintenance and training related to customers' billing and customer care systems. In addition to its software applications and services, Aptis is a reseller of IBM AS/400 hardware that is used as the hardware platform to host certain Aptis software applications.

         Billing entered the software market in June 1997 in conjunction with the acquisition of Computer Resources Management, Inc. ("CRM"). At that time the software division was re-named Billing Concepts Systems, Inc. ("BCS"). CRM had developed and sold billing applications to the long distance and convergent services markets. Additionally, in October 1998, the Company acquired Expansion Systems Corp. ("ESC") and integrated it into BCS. ESC had developed a customer care and billing application for ISPs that automates the registration of new Internet subscribers and creates bills for customers' services. In December 1998, Billing completed the merger of Communications Software Consultants, Inc. ("CommSoft"). CommSoft was an international software development and consulting firm specializing in the telecommunications industry. In April 1999, the Company announced that BCS would operate under the name Aptis. Through these actions, Aptis has expanded its potential markets to include companies focused on providing sophisticated broadband Internet Protocol and enhanced data services.

INTERNET

         Over the last five years, the Internet and the Worldwide Web have grown at an explosive rate. The growth of the Internet is a global phenomenon that is fundamentally changing the way business is conducted. The increase in the number of Internet users, coupled with the proliferation of new types of on-line and electronic commerce, or e- commerce, has fueled the emergence of new service providers such as ISPs and Internet telephony providers. In addition, traditional telecommunications carriers have entered the Internet market, providing on-line and e-commerce services to both businesses and consumers. One of the consequences of the widespread growth and acceptance of Web use is that consumers are rapidly embracing the ability to pay their bills and conduct other personal business over the Internet. This trend has generated a growing interest by large national and regional bill senders to publish their bills electronically. The Company has embraced the Internet phenomenon and addressed it in its core Transaction Processing and Aptis businesses. Additionally, the Company has invested in acquisition opportunities directly related to the Internet, as discussed below.

         In September 1998, Billing acquired 22% of the capital stock of Princeton eCom Corporation ("Princeton"), formerly known as Princeton Telecom Corporation. Princeton, founded in 1983 by a group of Princeton University professors, is a privately held company headquartered in Princeton, New Jersey specializing in comprehensive electronic bill presentment and payment services via the Internet to financial institutions and large businesses. Princeton's services eliminate the need for companies to generate and mail paper bills as well as the need for consumers to write and mail paper checks. Princeton also provides electronic lockbox (ELS) and credit card balance transfer services. Through September 30, 1999, the Company acquired additional shares of Princeton common stock, increasing the Company's ownership to approximately 24% at September 30, 1999. In March 2000, the Company increased its ownership interest in Princeton to approximately 51%, with additional equity investments totaling $33.5 million. The Company anticipates that Princeton will require more capital before it attains profitability, and the Company may invest additional funds. In the event Princeton raises additional funds from the sale of equity and the Company does not participate, our equity interest will be diluted. We expect our interest in Princeton to be less than a majority by September 30, 2000 and we have less than a majority representation on the Board of Princeton.

         In November 1999, the Company completed the acquisition of FIData, Inc., a company located in San Antonio, Texas that provides Internet-based automated loan approval products to the financial services industries. FIData was formed in 1987 to provide the credit union industry with self-service technology. The proprietary products of FIData facilitate Internet-based automated approval of consumer loans. The FIData state-of-the-art technology is easily installed and may rapidly change a lender's Web site into an interactive revenue and self-service center. In addition to credit unions, the FIData products have application in the banking, insurance, mortgage and retail markets. In conjunction with the FIData transaction, the Company also completed the acquisition of a company located in Austin, Texas that is developing an Internet-based financial services Web site focused on the credit union industry and its members.

         In April 2000, the Company purchased 22% of the capital stock of CoreINTELLECT, Inc. ("CoreINTELLECT"). CoreINTELLECT is a Texas-based application service provider that develops and markets business-to-business products for the acquisition, classification, retention and dissemination of business-to-business critical knowledge and information. CoreINTELLECT's products utilize the Internet and various public and proprietary information databases to deliver highly relevant, personalized content to business users while reducing the problem of information overload that traditional information dissemination systems create.

         As of the date of this report, the Company has invested $65 million, and may make further investments of capital in Internet-related operations over the foreseeable future. The Company will continue to review additional strategic Internet acquisition opportunities that will complement or enhance its existing operations.

         Billing is a Delaware corporation. Our principal executive offices are located at 7411 John Smith Drive, Suite 200, San Antonio, Texas 78229, and our telephone number is (210) 949-7000.

                                 USE OF PROCEEDS

         The Shares to be sold pursuant to the Prospectus are owned by certain stockholders of the Company. The Company will not receive any of the proceeds from the sale of the Shares. See "Selling Stockholders."

                              SELLING STOCKHOLDERS

         The table below presents the following information about the number of shares of the Common Stock of the Company which is owned by the Selling
Stockholders: (i) the number of shares each Selling Stockholder beneficially owns as of the date of this Prospectus, (ii) the percentage of the Company's outstanding shares of Common Stock that each Selling Stockholder beneficially owns prior to the offering, (iii) the number of shares that each Selling Stockholder is offering under this Prospectus, (iv) the number of shares that each Selling Stockholder will beneficially own after the completion of this offering and (v) the percentage of the Company's outstanding shares of Common Stock that each Selling Stockholder will beneficially own after the completion of the offering.

                                             BENEFICIAL OWNERSHIP                             BENEFICIAL OWNERSHIP
                                              BEFORE THE OFFERING                             AFTER THE OFFERING(1)
                                       ---------------------------------                -------------------------------
                                             NUMBER         PERCENTAGE     SHARES TO          NUMBER         PERCENTAGE
                 NAME                       OF SHARES       OF CLASS(2)     BE SOLD          OF SHARES        OF CLASS
                 ----                  ------------------- ------------- -------------  ------------------  -----------
Michael R. Smith                            2,307,691          5.4          461,537           1,846,154         4.4
James Kirk Smith                              608,021          1.4          121,604             486,417         1.1
Estate of Mary Jane Pettigrew                 218,351           *            43,670             174,681          *
Barry D. and Harriet M. Austin                134,370           *            26,874             107,496          *
Karla J. Hatton                               134,370           *            26,874             107,496          *
John J. Jelinek                                78,718           *            15,744              62,974          *
Virgil B. Pettigrew                            75,992           *            14,198              61,794          *
Michael and Jenny Starcher                     53,748           *            10,750              42,998          *
Chris and Suzanne Austin                       44,790           *             8,958              35,832          *
Greg Austin                                    44,790           *             8,958              35,832          *
George E. Lass                                 24,699           *             4,860              19,839          *
Charles P. Beall                               23,515                         4,703              18,812          *
Paula D. Wilkinson                             23,291           *             4,658              18,633          *
Robert C. Hawk                                 17,916           *             3,583              14,333          *
Tangela Kai Lovering                           14,970           *             2,994              11,976          *
James Kirk Smith, Custodian for
  Brian Jeffrey Smith                          14,781           *             2,956              11,825          *
James Kirk Smith, Custodian for
  Eric Justin Smith                            14,781           *             2,956              11,825          *
Gregory L. Camp                                 4,814           *               941               3,873          *
Carl Glenn Haddock                              3,359           *               672               2,687          *
Jason J. Plumb                                  2,687           *               537               2,150          *
James B. Lovering                               1,303           *               261               1,042          *
Tangela Kai Lovering, Custodian
  for James Michael Lovering, a
  Minor                                         1,303           *               261               1,042          *
John M. Turner                                    896           *               179                 717          *
David L. Craven                                   448           *                90                 358          *
Deborah Jill Froman                               448           *                90                 358          *
Angelita Rey                                      448           *                90                 358          *
Mark G. Smitherman                                448           *                90                 358          *
Abbie Upchurch                                    448           *                90                 358          *
Marvin L. Pyle                                    269           *                54                 215          *

TOTAL                                       3,851,665                       769,232           3,082,433

-------------------------
* represents less than 1%

(1)   Assumes all shares of Common Stock offered hereby are sold.

(2)   Based on 42,308,326 shares of the Company outstanding as of May 16, 2000.

         In April 2000, a wholly owned subsidiary of the Company was merged (the "Merger") into Operator Service Company ("OSC"). In connection with the Merger, the Selling Stockholders received an aggregate of 3,846,154 shares of Common Stock of Billing, 769,232 of which are being offered hereby.

                              PLAN OF DISTRIBUTION

         All 769,232 shares of Common Stock being offered hereby are being registered on behalf of the Selling Stockholders. All of the shares were issued by us in connection with our acquisition of OSC. Billing will receive no proceeds from this offering. As used herein, the term "Selling Stockholder" includes donees and pledgees selling Shares received from a Selling Stockholder after the date of this Prospectus.

         Each Selling Stockholder will act independently of Billing in making decisions with respect to the timing, manner and size of each sale. Each Selling Stockholder may choose to sell the Shares from time to time at market prices prevailing at the time of the sale, at prices related to the then prevailing market prices or in negotiated transactions, including pursuant to an underwritten offering or pursuant to one or more of the following methods:

       - a block trade in which the broker or dealer so engaged will attempt to sell the Shares as agent but may position and resell a portion of the block as principal in order to facilitate the transaction,

       - purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus, and

       - ordinary brokerage transactions and transactions in which the broker solicits purchasers.

         In connection with the sale of the Shares, a Selling Stockholder may engage broker-dealers who in turn may arrange for other broker-dealers to participate. Broker-dealers may receive commissions or discounts from a Selling Stockholder in amounts to be negotiated immediately prior to the sale. In addition, underwriters or agents may receive compensation from a Selling Stockholder or from purchasers of the Shares for whom they may act as agents, in the form of discounts, concessions or commissions. Underwriters may sell shares to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters or commissions from the purchasers for whom they act as agents. A Selling Stockholder, underwriters, brokers, dealers and agents that participate in the distribution of the Shares may be deemed to be underwriters, and any discounts or commissions received by them from a Selling Stockholder and any profit on the resale of the Shares by them may be deemed to be underwriting discounts and commissions under the Securities Act.

         At the time a particular offer of Shares is made, to the extent required, a supplement to this Prospectus will be distributed which will identify and set forth the aggregate amount of Shares being offered and the terms of the offering. Such supplement will also disclose the following information:

       -      the name or names of any underwriters, dealers or agents,

       - the purchase price paid by any underwriter for Shares purchased from the Selling Stockholders,

       - any discounts, commissions and other items constituting compensation from the Selling Stockholders and/or Billing, and

       - any discounts, commissions or concessions allowed or reallowed or paid to dealers, including the proposed selling price to the public.

         We have agreed to indemnify the Selling Stockholders in certain circumstances against certain liabilities, including liabilities under the Securities Act. Each Selling Stockholder has agreed to indemnify Billing in certain circumstances against certain liabilities, including liabilities under the Securities Act.

         The Selling Stockholders also may resell all or a portion of the Shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided he, she or it meets the criteria and conforms to the requirements of such Rule.

         The Selling Stockholders and any other persons participating in the sale or distribution of the Shares being registered hereby will be subject to the provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, to the extent applicable. The foregoing provisions may limit the timing of purchases and sales of any of the Shares by a Selling Stockholder or any other such person. This may affect the marketability of the Shares.

Each Selling Stockholder also will comply with the applicable prospectus delivery requirements under the Securities Act in connection with the sale or distribution of the Shares hereunder.

         In order to comply with certain states' securities laws, if applicable, the Shares will be sold in such jurisdictions only through registered or licensed brokers or dealers. In certain states, the Shares may not be sold unless the Shares have been registered or qualified for sale in such state, unless an exemption from registration or qualification is available and is obtained.

         Billing will bear all out-of-pocket expenses incurred in connection with the registration of the Shares, including, without limitation, all registration and filing fees imposed by the Commission, The Nasdaq Stock Market, Inc. and blue sky laws, printing expenses, transfer agents' and registrars' fees, and the fees and disbursements of Billing's outside counsel and independent public accountants. The Selling Stockholders will bear all underwriting discounts and commissions and transfer or other taxes.

              DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION
                         FOR SECURITIES ACT LIABILITIES

         Article XV of the Company's Certificate of Incorporation ("Article XV") eliminates the personal liability of the Company's directors to the Company or its stockholders for monetary damages for breach of fiduciary duty except under certain circumstances. Directors remain liable for (i) any breach of the duty of loyalty to the Company or its stockholders, (ii) any act or omission not in good faith or which involves intentional misconduct or a knowing violation of law, (iii) any violation of Section 174 of the Delaware General Corporation Law ("DGCL"), which proscribes the payment of dividends and stock purchases or redemptions under certain circumstances, and (iv) any transaction from which a director derived an improper personal benefit.

         Article XV further provides that future repeal or amendment of its terms will not adversely affect any rights of directors existing thereunder with respect to acts or omissions occurring prior to such repeal or amendment.
Article XV also incorporates any future amendments to Delaware law which further eliminate or limit the liability of directors.

         Under Section 145 of the DGCL, directors and officers as well as other employees and individuals may be indemnified against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation -- a "derivative action"), if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the Company, and with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard of care is applicable in the case of derivative actions, except that indemnification extends only to expenses (including attorneys' fees) incurred in connection with defense or settlement of such an action, and the DGCL requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the Company.

         Article VIII of the Company's Amended and Restated Bylaws provides that the Company shall indemnify any person to whom, and to the extent, indemnification may be granted pursuant to Section 145 of the DGCL.

         Article XI of the Company's Certificate of Incorporation provides that each person who was or is made a party to, or is involved in any action, suit or proceeding by reason of the fact that he is or was a director, officer or employee of the Company, will be indemnified by the Company against all expenses and liabilities, including attorneys' fees, reasonably incurred by or imposed upon him, except in such case where the director, officer or employee is adjudged guilty of willful misfeasance or malfeasance in the performance of his duties. Article XI also provides that the right of indemnification shall be in addition to and not exclusive of all other rights to which such director, officer or employee may be entitled.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors and officers and controlling persons pursuant to the foregoing provisions, the Company has been advised that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

                                  LEGAL MATTERS

         The validity of the securities offered hereby will be passed upon by
W. Audie Long, General Counsel of the Company. At May 16, 2000, Mr. Long beneficially owned 184,000 shares of Billing's Common Stock.

                                     EXPERTS

         The consolidated financial statements included in the Company's Annual Report on Form 10-K for the fiscal year ended September 30, 1999 incorporated by reference in this Prospectus have been audited by Arthur Andersen LLP, independent public accountants, to the extent and for the periods set forth in their reports incorporated herein by reference, and are incorporated herein in reliance on such reports given upon the authority of such firm as experts in accounting and auditing in giving said reports.

=====================================================
NO DEALER, SALESMAN OR OTHER PERSON HAS BEEN
AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY
REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS,
AND, IF GIVEN OR MADE, SUCH INFORMATION OR
REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING
BEEN AUTHORIZED BY THE COMPANY.  THIS PROSPECTUS
DOES NOT CONSTITUTE AN OFFER TO SELL, OR A
SOLICITATION OF AN OFFER TO BUY, THE SECURITIES
OFFERED HEREBY IN ANY JURISDICTION TO ANY PERSON TO
WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR
SOLICITATION IN SUCH JURISDICTION.  NEITHER THE
DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE
HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY
IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS
CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

        ------------------------------------

                  TABLE OF CONTENTS

                                                 PAGE
                                                 ----
Available Information.......................       2
Incorporation of Certain Documents
  by Reference..............................       2
Special Note Regarding Forward-Looking
  Statements................................       3
Risk Factors................................       3
The Company................................        8
Use of Proceeds...........................        10
Selling Stockholders.......................       11
Plan of Distribution.......................       12
Disclosure of Commission Position on
  Indemnification for Securities Act
  Liabilities..............................       13
Legal Matters..............................       13
Experts....................................       13

=====================================================
=====================================================


                  769,232 SHARES


              BILLING CONCEPTS CORP.


                   COMMON STOCK


                  ------------


               P R O S P E C T U S

                  MAY   , 2000


                  ------------


=====================================================

                                     PART II

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         The estimated expenses in connection with this offering are:

         Commission registration fee                        $  983.66
         Legal fees and expenses*                            5,000.00
         Miscellaneous*                                        500.00
         Total                                              $6,483.66
                                                            =========

         --------------------
         *  Estimated

         The Company has agreed to pay all the costs and expenses of this offering.

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Section 145 of the DGCL empowers the Registrant to, and the Bylaws of the Registrant provide that it shall, indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by reason of the fact that he is or was a director, officer, employee or agent of the Registrant, or is or was serving at the request of the Registrant as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Registrant, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful; except that, in the case of an action or suit by or in the right of the Registrant, no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the Registrant unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine that such person is fairly and reasonably entitled to indemnity for proper expenses.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

         The Registrant maintains directors' and officers' liability insurance that covers the directors and officers of the Registrant.

ITEM 16. EXHIBITS.

EXHIBIT NO.   EXHIBIT
-----------   -------
        5.1   Opinion of Billing Concepts Corp. regarding legality (filed herewith)

       10.1   Registration Rights Agreement dated April 4, 2000, among Billing
              Concepts Corp. and the Selling Stockholders (filed herewith)

       23.1   Consent of Billing Concepts Corp. (contained in Exhibit 5.1)

       23.2   Consent of Arthur Andersen LLP (filed herewith)

       24.1   Power of Attorney (included on signature page).

ITEM 17. UNDERTAKINGS.

         (a) The undersigned Registrant hereby undertakes:

             (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

             (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof; and

             (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

         (c) The undersigned Registrant hereby undertakes that, insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Antonio and State of Texas on the 18th day of May, 2000.

                                          BILLING CONCEPTS CORP.

                                          By:  /s/ David P. Tusa
                                             --------------------------------
                                               David P. Tusa
                                               Senior Vice President and
                                               Chief Financial Officer

                                POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints Parris H. Holmes, Jr. and David P. Tusa, or either of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same and all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting said attorney-in-fact and agent, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or either of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE                              TITLE                        DATE
---------                              -----                        ----

/s/ Parris H. Holmes, Jr.              Chairman of the Board and    May 18, 2000
------------------------------------   Chief Executive Officer
Parris H. Holmes, Jr.                  and a Director
                                       (Principal Executive Officer)


/s/ David P. Tusa                      Senior Vice President        May 18, 2000
------------------------------------   and Chief Financial Officer
David P. Tusa                          (Principal Financial and
                                       Accounting Officer)


/s/ Lee Cooke                          Director                     May 18, 2000
------------------------------------
Lee Cooke


                                       Director                     May 18, 2000
------------------------------------
William H.  Cunningham


/s/ Thomas G. Loeffler                 Director                     May 18, 2000
------------------------------------
Thomas G. Loeffler


/s/ James E. Sowell                    Director                     May 18, 2000
------------------------------------
James E. Sowell

                                                    EXHIBIT INDEX

EXHIBIT NO.                                            EXHIBIT                                                 PAGE
-----------                                            -------                                                 ----
        5.1       Opinion of Billing Concepts Corp. regarding legality (filed herewith)........................II-4

       10.1       Registration Rights Agreement dated April 4, 2000, among Billing
                  Concepts Corp. and the Selling Stockholders (filed herewith).................................II-4

       23.1       Consent of Billing Concepts Corp. (contained in Exhibit 5.1).................................II-4

       23.2       Consent of Arthur Andersen LLP (filed herewith)..............................................II-5

       24.1       Power of Attorney (included on signature page)...............................................II-3